Exhibit 99.1

Contact: Dan Yarbrough, Vice President of Investor Relations
  (617) 912-2903
  danyarbrough@orthofix.com

Orthofix International to Participate
in JP Morgan Healthcare Conference

•	Company to reiterate fourth quarter 2008 revenue guidance

Boston, MA, Jan 12, 2009 – Orthofix International N.V., (NASDAQ:OFIX) (the Company) announced today that it will participate in the 27th Annual JP Morgan Healthcare Conference in San Francisco, CA.

CEO Alan Milinazzo is scheduled to give a presentation on Wednesday, January 14th, at 5:30 PM Eastern Time at The Westin St. Francis.  During Mr. Milinazzo’s presentation he will reiterate the Company’s previously announced fourth quarter 2008 revenue guidance of $130-135 million.

Mr. Milinazzo stated, “We are especially pleased to reiterate our fourth quarter revenue guidance despite approximately $3-$4 million of negative foreign currency impact.  Additionally, though Blackstone’s fourth quarter 2008 revenue was lower than the prior year, it increased sequentially from the third quarter.  For the full year 2009 we are forecasting a year-over-year increase in Blackstone revenue of approximately 8%-12%. This increase reflects the estimated impact of a number of planned new product introductions including our new Firebird™ pedicle screw system and Trinity® Evolution, a stem cell-based allograft developed in collaboration with the Musculoskeletal Transplant Foundation.”

A live audio webcast of the presentation will be available on the company’s website at www.orthofix.com.

About Orthofix International, N.V.

Orthofix International N.V., a global medical device company, offers a broad line of minimally invasive surgical, as well as non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages, helping them achieve a more active and mobile lifestyle.  Orthofix’s products are widely distributed around the world to orthopedic surgeons, hospitals and patients via Orthofix’s sales representatives and its subsidiaries, including Breg, Inc. and Blackstone Medical, Inc.  In addition, Orthofix is collaborating in R&D partnerships with leading institutions such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, the Cleveland Clinic Foundation, and the National Osteoporosis Institute.  For more information about Orthofix, please visit www.orthofix.com.

Forward-Looking Statements

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to and interpretation of governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

Important Additional Information

Ramius Capital and certain of its affiliates have filed a definitive proxy statement with the SEC to solicit written requests from shareholders of Orthofix to call a special general meeting of shareholders for the purpose of making changes to the composition of Orthofix’s board of directors.  Orthofix has filed with the SEC a preliminary proxy statement in connection with its intent to solicit written requests from shareholders in opposition to Ramius’ solicitation.  If Orthofix holds a special general meeting at Ramius’ and other shareholders’ request, Orthofix intends to file with the SEC, and distribute to shareholders, a proxy statement opposing proposals made by Ramius.  SHAREHOLDERS ARE URGED TO READ ORTHOFIX’S DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and shareholders may obtain (when they are available) a free copy of proxy statements filed with the SEC by Orthofix at the SEC’s website at www.sec.gov or by contacting Georgeson, 199 Water Street, 26th Floor, New York, NY 10038 or by calling (212) 440-9800 (bankers and brokers) or toll-free (800) 323-4133 (all others).

Orthofix International N.V. and its directors and certain executive officers are participants in the solicitation of consent revocations from shareholders of Orthofix, as well as the solicitation of proxies in connection with a special general meeting of shareholders, if such a meeting is called.  The names of such persons are: James F. Gero, Peter J. Hewett, Jerry C. Benjamin, Charles W. Federico, Dr. Guy J. Jordan, Ph.D., Thomas J. Kester, CPA, Alan W. Milinazzo, Maria Sainz, Dr. Walter P. von Wartburg, Kenneth R. Weisshaar, Robert S. Vaters, Michael Simpson, Bradley R. Mason, Raymond C. Kolls, J.D. and Michael M. Finegan.  Information regarding such participants, as well as each such person’s respective interests in Orthofix by security holdings or otherwise, is set forth in Orthofix’s proxy statement relating to the 2008 annual general meeting of shareholders, which may be obtained free of charge at the SEC’s website at www.sec.gov and Orthofix’s website at www.orthofix.com.  More current information regarding such persons, as well as each such person's respective interests in Orthofix by security holdings or otherwise, will be set forth in the definitive proxy statement materials to be filed with the SEC and distributed to shareholders by Orthofix as described above.